As filed with the Securities and Exchange Commission on June 27, 2003 Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              PAMRAPO BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

            NEW JERSEY                                   22-2984813
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)


                                  611 AVENUE C
                            BAYONNE, NEW JERSEY 07002
          (Address, including zip code of Principal Executive Offices)

              PAMRAPO BANCORP, INC. 2003 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)
                      ------------------------------------


WILLIAM J. CAMPBELL                             COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER           DOUGLAS P. FAUCETTE, ESQUIRE
PAMRAPO BANCORP, INC.                           THOMAS P. HUTTON, ESQUIRE
611 AVENUE C                                    MULDOON MURPHY & FAUCETTE LLP
BAYONNE, NEW JERSEY  07002                      5101 WISCONSIN AVENUE, N.W.
(201) 339-4600                                  WASHINGTON, DC  20016
(Name, address, including zip code, and         (202) 362-0840
telephone number, including area code,
of agent for service)


===============================================================================================
    Title of                          Proposed        Proposed maximum       Amount of
securities to be     Amount to be      maximum        aggregate offering   registration
   registered        registered(1)   offering price       price                fee
                                     per share
-----------------------------------------------------------------------------------------------

  Common Stock       154,380         $18.37(3)        $2,835,961           $229
 $.01 par Value      Shares (2)
================================================================================================

(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Pamrapo Bancorp, Inc. 2003 Stock-Based Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Pamrapo Bancorp, Inc. (the "Company"), pursuant to 17 C.F.R. ss. 230.416(a).
(2)Represents the total number of shares currently reserved or available for issuance as stock options and restricted stock awards pursuant to the Plan.
(3)Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). The price per share is estimated to be $18.37 based upon the average high and low price of the Company common stock as reported on the Nasdaq National Market on June 26, 2003.

PAMRAPO BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 & 2. The documents  containing the  information for the Plan required by
Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which includes the consolidated statements of financial condition of Pamrapo Bancorp, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, filed with the SEC on March 31, 2003 (File No. 000-18014).

      (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 000-18014), filed with the SEC on April 30, 2003.

      (c) The description of the Company's common stock contained in the Company's Form 8-A (File No. 000-30753), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on November 10, 1989, as incorporated by reference from the Company's Form S-1 (Registration No. 33-30370), as amended, initially filed on August 11, 1989.

      (d) All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

      ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the common stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Faucette LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of Pamrapo Bancorp, Inc. (the "Registrant" or the "Corporation") are indemnified and held harmless against liability to the fullest extent permissible under the general corporation law of New Jersey as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors with respect to its administration of the Plan.

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) was authorized by the Board of Directors.

B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if the New Jersey Business Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the
      Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the New Jersey Business Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the New Jersey Business Corporation Act.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH:  A director of this Corporation  shall not be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 14A: 6-12 of the New Jersey Business Corporation Act; or (iv) for any transaction from which the Director derived an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.   LIST OF EXHIBITS

      The following exhibits are filed herewith (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      5.0 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

      10.1    Pamrapo Bancorp, Inc. 2003 Stock-Based Incentive Plan.1

      23.1 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5.0).

      23.2    Consent of Radics & Co., LLC.

      24.0    Power of Attorney is located on the signature page.
      -----------------------
      1 Incorporated herein by reference to the Registrant's Proxy Statement on Form DEF14A (SEC No. 000-18014) filed with the Securities and Exchange Commission on March 31, 2003.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Pamrapo Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bayonne, State of New Jersey on June 25, 2003.


                               PAMRAPO BANCORP, INC.


                               By: /s/ William J. Campbell
                                   ---------------------------------------------
                                   William J. Campbell
                                   President, Chief Executive Officer and
                                      Director (principal executive officer)


      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Campbell) constitutes and appoints William J. Campbell and Mr. Campbell hereby constitutes and appoints Daniel J. Massarelli, as the true and lawful attorney-in- fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Title                           Date
----                            -----                           ----


/s/ William J. Campbell         President, Chief Executive,     June 25, 2003
------------------------        Officer and Director
William J. Campbell             (principal executive officer)


/s/ Kenneth D. Walter           Treasurer and Chief Financia    June 25, 2003
------------------------        Officer (principal accounting
Kenneth D. Walter               and financial officer)

/s/ Daniel J. Massarelli        Chairman of the Board           June 25, 2003
------------------------
Daniel J. Massarelli


/s/ John A. Morecraft
------------------------        Director                        June 25, 2003
John A. Morecraft



/s/Francis J. O'Donnell
------------------------        Director                        June 25, 2003
Francis J. O'Donnell



/s/ Dr. Jaime Portela
------------------------        Director                        June 24, 2003
Dr. Jaime Portela



/s/ James J. Kennedy            Director                        June 25, 2003
------------------------
James J. Kennedy



/s/ Patrick D. Conaghan         Director                        June 24, 2003
------------------------
Patrick D. Conaghan

                                  EXHIBIT INDEX
                                  -------------





Exhibit No.     Description                                     Method of Filing
----------      ------------------------------------            ----------------------------
   5.0          Opinion of Muldoon Murphy & Faucette            Filed herewith.
                to the legality of the Common Stock
                to be issued

  10.1          Pamrapo Bancorp, Inc. 2003 Stock-Based          Incorporated  herein by reference to the
                                                                Registrant's proxy statement on Form
                                                                DEF14A (SEC No. 000-18014) filed with
                                                                the Securities and Exchange Commission on
                                                                March 31, 2003.

  23.1          Consent of Muldoon Murphy & Faucette LLP        Contained in Exhibit 5.0.

  23.2          Consent of Radics & Co., LLC                    Filed herewith.

   24           Power of Attorney                               Located on the signature page.


              EXHIBIT 5.0 OPINION OF MULDOON MURPHY & FAUCETTE LLP

                    EXHIBIT 23.2 CONSENT OF RADICS & CO., LLC